Exhibit 19.1

HIVE DIGITAL TECHNOLOGIES LTD.

("HIVE" or the "Corporation)

1. Introduction.

1.1. Introduction. It is illegal for anyone to buy or sell shares or other securities of any reporting issuer (i.e. public company) at anytime when a person is in possession of Material Information related to that issuer that has not yet been made publicly available. To do so would be insider trading.

You may, from time to time, have to forego a proposed transaction in the Company's securities even if you planned to complete the transaction before learning of the undisclosed material information.

1.2. Purpose. This policy (including all addenda and exhibits, the "Policy") provides guidelines regarding transactions in the securities of HIVE Digital Technologies Ltd. (together with its subsidiaries, "HIVE" or the "Corporation"). The Board has implemented this Policy to help ensure compliance with applicable securities laws, including the prevention of insider trading and tipping violations by people who have access to material information that is not available to the general public ("Material Nonpublic Information").  Generally, information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, and it is "nonpublic" if the information has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. For more information on the definition of Material Nonpublic Information, please see the attached Appendix 1.

This Policy also provides guidance on the handling of confidential information about the Corporation and other entities with which it does business.

1.3. Personal Judgement. Each Insider acknowledges that compliance with securities laws is a personal, non-delegable obligation. The Company's administrative procedures are not a substitute for individual judgment. An Insider who relies on the absence of a blackout, the grant of pre-clearance, or any other procedural matter as a defense to insider trading does so at their own risk.

1.4.  Persons Covered. This Policy applies to each of the Corporation's Directors, Officers, and employees. It also applies to family members of the Directors, Officers and employees of the Corporation and others residing with them, 10% shareholders and all holding companies and other related entities and all persons or companies acting on behalf of or at the request of any of the foregoing. Persons subject to this Policy are sometimes referred to herein as a "Covered Person" or the "Covered Persons." Any person, including contractors or consultants, who possesses Material Nonpublic Information regarding the Corporation is a Covered Person for so long as the information is not publicly known.

1.5. Transactions Covered by this Policy. This Insider Trading Policy applies to all transactions by Covered Persons in the Corporation's securities, including common shares, warrants, restricted share units, convertible debt instruments, puts, calls, options or other rights to purchase or sell the HIVE securities, or any other derivative security that is tied to the Corporation.

Unless expressly permitted by this Policy, Covered Persons may only transact in the Corporation's securities during a "Trading Window" (as defined in Section 3 below). Because Directors, Executive Officers, certain other Covered Persons may routinely have access to financial and other highly sensitive information regarding the HIVE's business, this Policy also imposes additional restrictions on those individuals with respect to trading in HIVE securities, including pre-clearance of certain transactions in HIVE's securities.

1.6. References.

1.6.1. This policy is designed to conform with the following regulations issued under the Securities Act (British Columbia) (the "BCSA") with respect to insider trading. A summary of the BCSA is attached to this Policy as Schedule A.

1.6.2. In addition, the policy is designed to comply with the U.S. federal securities laws, rules and regulations, including the provisions of Section 10(b) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). A summary of key considerations under U.S. securities laws is attached to this Policy as Schedule B.

1.7. Definitions. Unless otherwise stated, the following terms have the following meanings.

"Board" means the Board of Directors of the Corporation;

"Corporation" or "HIVE" means HIVE Digital Technologies Ltd.;

"Common Shares" means the common shares of the Corporation;

"Compliance Officer" is defined in Section 2.2 below.

"CEO" means the Chief Executive Officer of the Corporation;

"CFO" means the Chief Financial Officer of the Corporation;

"Chair" means the chairperson of the Board;

"Stock Option Plan" means the stock option plan offered to certain Employees of the Corporation;

"Employees" means all individuals employed by the Corporation, whether part-time or full-time;

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Executive Committee" means the Executive Committee, whose members include the Chief Executive Officer, the CFO, General Counsel, the COO, or any other officer as designated by the Board, as constituted from time to time;

"Material Nonpublic Information" means any information about or pertaining to the Corporation in any way which is both "Material" and "Nonpublic" as set forth in the attached Appendix 1 hereto. Persons covered by this policy should treat information relating to other companies, including ones with which the Corporation is discussing a proposed transaction, and the Corporation's distributors, vendors or suppliers with the same care as information related directly to the Corporation.

"Pre-Clearance Person" has the meaning given in Section 3.2.1.

"Section 16 Insiders" means Directors, , and certain Officers, including the Corporation's named executive officers, the principal financial and accounting officers, and if applicable, Officers in charge of principal business units, divisions or other functions and other Officers who have similar policy-making authority.

"Securities Transaction" means the acquisition, sale or other disposition of any of HIVE's securities. For the avoidance of doubt, a Securities Transaction includes any purchase or sale of any Common Shares or other securities of the Corporation, the exercise of any outstanding stock options (including similar forms of stock-based compensation such as stock appreciation rights, deferred share units or restricted stock awards) granted or warrants issued by the Corporation

"Senior Officer" or "Executive Officer" means the CEO, CFO, General Counsel, or any other senior officer as may be designated by the Board from time to time; and

"Officer" means any Senior Officer, the Treasurer, Controller or any other officer as designated by the Board from time to time.

"Trading Day" means a day in which the Toronto Stock Exchange or Nasdaq is open for business.

2. Principles.

2.1. Regulatory/Legislative Compliance. Each Covered Person is expected to comply fully with the provisions of applicable securities law relating to insider trading.  The penalties and civil liability that may be incurred if the insider trading laws are violated are substantial. In Canada, those penalties include possible imprisonment for a term up to five years and fines of up to the greater of $5,000,000 and three times any profit made. In the U.S., potential penalties for insider trading violations include imprisonment for up to 20 years, civil fines of up to three times the profit gained or the loss avoided by the insider trading and criminal fines of up to USD$5,000,000.

2.2. Roles and Responsibilities. The first Compliance Officers of the Corporation shall be the CFO and the General Counsel to perform various functions under this Policy. Thereafter, the Board may designate other Officers or Officers of the Corporation to perform all or any of those functions, in which event a notice to that effect will be circulated to all interested persons. For purposes of this Policy, the CFO and the General Counsel and any other Officer(s) designated by the Corporation in accordance with the immediately preceding sentence are sometimes referred to herein as the "Compliance Officer."

3. Prohibitions on Insider Trading.

3.1. Insider Trading Prohibited. Unless specifically permitted by this Policy, no Covered Person shall engage in any transaction involving a purchase or sale of the Corporation's securities (specifically, the Corporation's common stock), including any offer to purchase or offer to sell, during any time in which they are in possession of Material Nonpublic Information concerning the Corporation through the close of business on the first (1st) Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material (as determined by the Compliance Officer). Please see Appendix 1 for more information on what constitutes Material Nonpublic Information.

3.2. Tipping Prohibited. No Covered Person shall disclose ("tip") any Material Nonpublic Information to any other person (including family members) where such Material Nonpublic Information may be used by such person to his or her profit by trading in the securities of HIVE or companies to which such Material Nonpublic Information relates, nor shall such Covered Person or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in HIVE's securities.

3.3. Other Restrictions. Every Company insider is prohibited from speculative or indirect trading in Company Securities - such as short sales, trading in puts, calls or options (not stock options granted by the Company) - or similar rights or obligations to buy or sell Company Securities, or the purchase of Company Securities with the intention of quickly reselling them. Company insiders are prohibited from short-selling Company Securities, purchasing financial instruments or otherwise entering into arrangements that provide the economic equivalent of ownership of any Company Securities or an opportunity, direct or indirect, to profit from any change in value of Company Securities or designed to hedge or offset a decrease in the market value of Company Securities, or engage in any other hedging transaction with respect to Company Securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, puts, calls, and exchange funds).

4. Trading Windows; Pre-Clearance.

4.1. Trading Windows. Unless specifically permitted by this Policy, a Covered Person is only permitted to engage in Securities Transactions during a "Trading Window."

4.1.1. Generally, there will be four Trading Windows per year, each commencing with the close of trading on the first Trading Day following the date upon which the Corporation's financial results for the prior fiscal quarter is released to the public and closing on the date that is ten (10) business days before the date of such release. For clarity, the Trading Window is closed beginning on the date that is ten (10) business days prior to the release of the Corporation's financial results for the prior fiscal quarter and reopens after one (1) Trading Days have occurred after the day on which the applicable earnings information is released to the public.

4.1.2. From time to time, the Corporation may also require that certain or all Covered Persons suspend transactions in HIVE's securities during what would otherwise be a Trading Window because of the existence of Material Nonpublic Information. This type of closure period is a "Special Non-Trading Window." The Compliance Officer will notify any persons subject to a Special Non-Trading Window and will advise such person not to engage in any Securities Transactions during the applicable Special Non-Trading Window, except for transactions specifically permitted by this Policy. Any persons so advised of the existence of a Special Non-Trading Window may not disclose to others the existence of the Special Non-Trading Window.

4.1.3. Even during a Trading Window, any Covered Person possessing Material Nonpublic Information may not engage in any Securities Transaction (other than as specifically permitted by this Policy) until the close of the first (1st ) Trading Day following the date on which such information has been made public. This prohibition applies whether or not HIVE has recommended a suspension of trading to that person, and even if that transaction has been pre-cleared (if applicable).

4.2. Transactions Subject to Pre-Clearance

4.2.1. Securities Transactions by Section 16 Insiders and certain other employees, contractors or consultants as identified by HIVE from time to time (collectively the "Pre-Clearance Persons") will be subject to pre-clearance. Except as forth in Section 6 below, no Pre-Clearance Person will be permitted to engage in any Securities Transaction unless such person has received acknowledgement that the Corporation is in an open Trading Window for the proposed transaction is first obtained from the Compliance Officer in writing.

4.2.2. If a Pre-Clearance person receives acknowledgement that the Corporation is in an open Trading Window, the acknowledgement will be effective for five (5) calendar days, unless revoked prior to that time or if the Trading Window otherwise ends before such five (5) calendar day period. No securities of the Corporation may be purchased or sold or options or warrants exercised after the fifth (5th) calendar day following the receipt of the approval unless the approval is renewed. If for any reason a previously granted approval is revoked before the trade is affected or the warrant or option is exercised, the transaction will not be permitted to proceed.

4.2.3. It is the sole responsibility of each Section 16 Insider to ensure compliance with all applicable securities laws, rules and regulations when trading. Any pre-clearance by the Corporation or the Compliance Officer relates solely to the existence of an applicable trading blackout and does not constitute legal advice or approval of the proposed transaction. Responsibility for compliance with applicable securities laws and reporting obligations remains solely with the individual Section 16 Insider.

5. Reports. The Corporation is subject to the securities laws of both the United States and Canada. United States and Canadian law may differ with regard to the reporting obligations of insiders. The Corporation's insiders must comply with both sets of obligations. An individual employee may be considered an "insider" under Canadian law without being an "insider" under U.S. federal law. All persons deemed to be insiders by the Corporation for securities law purposes will be notified of their status.

Each Covered Person is solely responsible for complying with all applicable insider reporting obligations, including filings required under Canadian and U.S. securities laws. The Corporation may, from time to time and at its sole discretion, provide administrative assistance, but assumes no responsibility for any person's compliance obligations, trading decisions or filings. Decisions relating to transactions, preparation, accuracy and timely filing of all required reporting obligations and reports remains solely the responsibility of the applicable insider

6. Exceptions.

6.1. The restrictions on trading set forth in this Policy do not apply in the case of the following transactions:

a) Stock Option Exercises. This Policy applies to the exercise of an employee stock option acquired pursuant to the Corporation's plans

b) Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Corporation withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

c) 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider transacted in the Corporation's securities while aware of Material Nonpublic Information. In order to be eligible to rely on this defense, a Covered Person must enter into a trading plan (a "10b5-1 Plan") in good faith and at a time when they do not have any Material Nonpublic Information regarding HIVE, and such plan must meet all applicable conditions specified in Rule 10b5-1. If the 10b5-1 Plan meets the requirements of Rule 10b5-1, HIVE securities may be purchased or sold without regard to certain insider trading restrictions, including pre-clearance requirements. The General Counsel must approve 10b5-1 Plans in written prior to such Plan's adoption, amendment or termination.

d) Tax Withholding and Equity Award Settlements. This Policy does not prohibit transactions undertaken solely to satisfy tax withholding obligations arising from the vesting, settlement or exercise of restricted share units, deferred share units, stock options or other equity-based awards, including any disposition of securities to fund applicable withholding taxes or exercise costs, whether through issuer withholding, broker-assisted sales or similar arrangements approved by the Corporation.

e) Charitable Donations. Bona fide charitable donations or gifts of the Corporation's securities are generally exempt from the trading restrictions under this Policy, provided that the donor is not aware of Material Nonpublic Information at the time of the donation and the donation otherwise complies with applicable securities laws.

6.2. Exceptions to the Trading Window policy described in Section 4.1 may be approved only by the Audit Committee of the Board of Directors or the General Counsel, and in the case of exceptions for directors, the Audit Committee of the Board of Directors (or if the director is a member of the Audit Committee, the Board of the Directors).

7. Confidentiality.

7.1. Material Non-Public Information relating to the Corporation or its business is the property of the Corporation, and the unauthorized disclosure of such information is prohibited. The Corporation has adopted a Disclosure Policy governing the obligations of the Company's management, Board, consultants, and employees with respect to disclosure practices.

7.2. Communication of confidential information regarding the Corporation may be made to other Directors, Officers and employees of the Corporation only when the recipient of the information has a legitimate need to know that information in connection with his or her duties. No one in possession of confidential information should disclose that information to any outside party except in the necessary course of business and then only with the approval of the CEO and/or CFO of the Corporation.

8. Secret Commissions.

The Criminal Code of Canada prohibits the payment of secret commissions by providing that it is an offence, punishable by imprisonment for a term of up to five years, for an employee or agent of a company to agree to accept any benefit as consideration for doing or forbearing to do any act in relation to the business or affairs of the employer. This provision prohibits any Director, Officer or employee of the Corporation from accepting a gift or other benefit of any nature in consideration for causing the Corporation to enter into any type of contract or arrangement with a third party and from giving a gift or other benefit to an employee or agent of another company in return for such company agreeing to do something for or in relation to the Corporation, including the purchase of its Common Shares or other securities, whether issued or un-issued.

9. Acknowledgement Form.

Each Director, Officer and employee of the Corporation or its subsidiaries having managerial or similar responsibility will be required to sign an Acknowledgement in the attached form. The signed Acknowledgement will be placed in each individual's personnel record.

10. Company Assistance.

Any person who has any questions about this Policy may obtain additional guidance from the senior management of the Corporation and legal counsel; however, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with each Director, Officer or employee of the Corporation.

11. Consequences of Violations.

The consequences of insider trading or tipping can be severe and may include civil penalties, fines and criminal sanctions. Insiders who violate this Insider Trading Policy will also be subject to disciplinary action by the Company, up to and including possible termination of employment or other relationship with the Company. In addition to these penalties, persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future. If an insider were even accused of securities law violations, it would have damaging effects on their reputation and the Company's reputation.

Insiders may also be liable for improper trading by any person to whom the insider has disclosed non-public Material Information or to whom the insider has made recommendations or expressed opinions as to trading in Company Securities. Securities regulators have imposed large penalties even when the disclosing person did not profit from the trading. Securities regulators use sophisticated electronic surveillance techniques to uncover insider trading.

12. Policy Review and Approval.

12.1. The Compliance Officer(s) will report to the Audit Committee annually on the Corporation's compliance with this Policy and will make recommendations for amendments.

12.2. This Policy will be reviewed by the Audit Committee and recommended to the Board of Directors for re-approval annually.

13. Policy Exception: How issues of non-compliance are managed and reported

13.1. Any non-compliance with this Policy must be reported promptly to the Compliance Officer and, where the non-compliance also presents an operational risk, reporting is also required to the General Counsel.

13.2. Any material exceptions or non-compliance with this Policy pertaining to an Executive Officer and/or Director must be escalated to the Chair of the Audit Committee.

14. Version History.

Date	Description of Change	Approved by:
June 1, 2026	Original Issue.	CFO Board of Directors

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APPENDIX 1

What is Material Nonpublic Information:

Insider trading restrictions come into play only if the information you possess is both "material" and "nonpublic."

A. What is Material Information?

Information is generally regarded as "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities, disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the issuer of the security, or if public dissemination is likely to affect the market price of the securities.

While it is impossible to list all types of information that might be deemed under particular circumstances, information dealing with the following subjects would generally be considered "Material" for purposes of this policy:

(i) significant changes in the Corporation's prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Corporation's management or the board of directors;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Corporation securities.

If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

B. When is Information Nonpublic?

Material Information about the Corporation should always be considered to be nonpublic unless the information has been widely distributed in a manner making it generally available to investors, such as when the Corporation has: (i) issued a widely disseminated press release or (ii) made a regulatory filing with Canadian provincial securities regulators and/or the U.S. Securities and Exchange Commission about the information, and a reasonable period of time has passed for the markets to react to the information and investors have had time to buy or sell based on the information, generally one (1) trading days following the release of the subject Material Information.

To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

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SCHEDULE B

SUMMARY OF PROHIBITIONS AGAINST INSIDER TRADING UNDER U.S. FEDERAL SECURITIES LAWS

In the U.S., insider trading law has primarily developed through judicial interpretation of the Federal securities laws, including the general antifraud provisions of Section 10(b) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10b-5 promulgated thereunder, and through SEC rulemaking.

Insider Trading and Rule 10b-5

Under Rule 10b-5, directors, officers, employees and others who are aware of material nonpublic information are prohibited from trading while aware of that information. Disclosing material nonpublic information to others who then trade while aware of that information is also a violation of Rule 10b-5, and both the person who discloses the information and the person who trades while aware of the information are liable.

Penalties for Engaging in Insider Trading in the U.S.

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

  SEC administrative sanctions;
  securities industry self-regulatory organization sanctions;
  civil injunctions;
  damage awards to private plaintiffs;
  disgorgement of all profits;
  civil fines up to three times the profit gained or loss avoided;
  criminal fines of up to USD$5,000,000; and
  a jail sentence of up to twenty years

[HIVE Digital Technologies Ltd. - Acknowledgement to Rules on Confidentiality and Securities Trading]

ACKNOWLEDGEMENT

I		, a
	(Name)		(Title, i.e., Employee, Consultant, etc.)

of HIVE Digital Technologies Ltd. ("HIVE" or the "Corporation") hereby acknowledge receipt of the Corporation's Insider Trading Policy (the "Policy"). I further acknowledge that I have read and understood the Policy and I agree to comply with such rules in all respects.

As applicable, I agree that all members of my family, all other persons who reside with me, all holding companies and other related entities over which I exert control, and all persons or companies acting on behalf of or at my request, are expected to comply with.

I understand and acknowledge that any breach or failure to comply with the Policy may result in sanction by, or otherwise constitute grounds for summary dismissal for just cause of my employment without notice or payment in lieu of notice.

DATED this ___________ day of ______________________, 20____.

SIGNATURE:

NAME: ●